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                                  EXHIBIT 23


                       Consent of Independent Accountants



We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statements on Forms S-3 (File Nos. 33-64307, 333-72333, 333-57137 and 333-23229), Form S-4 (File No. 33-91250) and in
the Registration Statements on Forms S-8 (File Nos. 33-67324, 33-51331, 33-51885, 33-52025, 33-67430, 33-54511, 33-67432, 33-54519, 33-59579, 33-61855,
333-04803, 333-48755 and 333-49657 of Frontier Corporation of our report dated January 25, 1999, appearing on page 28 of the 1998 Annual Report to Shareholders which is incorporated by reference in the Annual Report on Form 10-K. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 30 of the Form 10-K.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Rochester, New York
March 25, 1999